Exhibit 99.1

Mannatech Reports Second Quarter 2015 Financial Results

(COPPELL, Texas) August 4, 2015 — Mannatech, Incorporated (NASDAQ: MTEX), the pioneer of nutritional glycobiology, leading innovator of naturally-sourced supplements based on Real Food Technology® solutions, and creator of the M5MSM (Mission 5 MillionSM) social entrepreneurial movement, today announced financial results for its second quarter 2015.

Second quarter net sales for 2015 were $46.7 million, an increase of 0.9% as compared to $46.3 million in the second quarter of 2014. The net sales comparison for the quarter was affected by the loyalty program and foreign exchange. The loyalty program increased second quarter 2015 net sales by $3.2 million, as compared to the same period in 2014. Our net sales increased 7.6% in constant dollars, which is a non-GAAP financial measure that excludes the impact of fluctuations in foreign currency exchange rates. Cost of sales was $8.3 million, a decrease of 15.1% as compared to $9.7 million in the second quarter of 2014. This decrease was due to the impact of foreign exchange and a smaller charge for obsolete inventory of $0.1 million during the second quarter, compared to a charge of $0.8 million during the same period in 2014.

Commissions and incentives were $18.9 million, a decrease of 4.5% as compared to $19.8 million in the second quarter of 2014 when we paid commissions associated with launched and pre-launch activities in the Asia/Pacific region. We recognized $2.8 million in revenue related to these activities during the third quarter of 2014.

Net income was $3.1 million, or $1.15 per diluted share, for the second quarter 2015, as compared to net loss of $0.7 million, or $0.26 per diluted share, for the second quarter 2014.

For the three months ended June 30, 2015, our operations outside of North America accounted for approximately 59.7% of our consolidated net sales.

For the three months ended June 30, 2015, Asia/Pacific net sales increased by $2.2 million, or 10.3%, to $23.6 million, as compared to $21.4 million for the same period in 2014 due to growth in the number of active members and growth in the revenue per active associate and member. In constant dollars, net sales would have increased 21.0% to $25.9 million; the currency impact was primarily due to the Korean Won, Japanese Yen and Australian Dollar.

For the three months ended June 30, 2015, EMEA net sales increased by $0.3 million, or 7.5%, to $4.3 million, as compared to $4.0 million for the same period in 2014. Increases in active associates were partially offset by decreases in revenue per active associate and member. In constant dollars, net sales would have increased 25.0% to $5.0 million; the currency impact was primarily due to depreciation of the South Africa Rand and the Euro.

North American net sales decreased by $2.1 million, or 10.0%, to $18.8 million, as compared to $20.9 million for the same period in 2014 due to a decline in active associates and members.

New associates for the quarter increased 10.2% compared to the same period in the prior year. This was offset by a decrease in new members resulting in recruiting of new independent associates and members decreasing 18.7% in the second quarter 2015 as compared to the second quarter of 2014. The number of new independent associates and members for the second quarter of 2015 was approximately 25,600, as compared to 31,500 in 2014. The total number of independent associates and members based on a 12-month trailing period was approximately 228,000 as of June 30, 2015, as compared to 239,000 as of June 30, 2014. Packs purchased by independent associates to build their business were up 21.9% for the quarter to $8.9 million.

Non-GAAP Measures

In addition to results presented in accordance with GAAP, this press release and related tables include certain non-GAAP financial measures, including a presentation of constant currency measures.  We disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Gross Profit, and Income from Operations.  The following tables include a full reconciliation of actual non-GAAP financial measures to the related GAAP financial measures.

We believe that these non-GAAP financial measures provide useful information to investors because they are an indicator of the strength and performance of ongoing business operations.  The constant currency figures are financial measures used by management to provide investors an additional perspective on trends.  Although we believe the above non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an exclusive alternative to accompanying GAAP financial measures.

Conference Call

Mannatech will host a conference call to discuss the quarter’s results with investors on Wednesday, August 5, 2015 at 9 a.m. CDT, 10 a.m. EDT. The live call will be webcast and can be accessed on Mannatech’s website at http://ir.mannatech.com.

For those unable to listen to the live broadcast, a replay will be available shortly after the call. The toll-free replay number is (855) 859-2056 (International (404) 537-3406); the Conference ID to access the call is 91617428.

Individuals interested in Mannatech’s products or in exploring its business opportunity can learn more at Mannatech.com.

CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

ASSETS	June 30, 2015 (unaudited)	December 31, 2014
Cash and cash equivalents	$30,663	$27,999
Restricted cash	1,515	1,511
Accounts receivable, net	336	504
Income tax receivable	15	4
Inventories, net	14,247	10,591
Prepaid expenses and other current assets	2,668	3,069
Deferred commissions	4,152	4,544
Deferred tax assets, net	1,184	1,141
Total current assets	54,780	49,363
Property and equipment, net	4,434	2,481
Construction in progress	439	1,622
Long-term restricted cash	7,297	7,045
Other assets	4,033	3,567
Long-term deferred tax assets, net	3,462	3,320
Total assets	$74,445	$67,398
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of capital leases	$761	$901
Accounts payable	6,398	4,252
Accrued expenses	6,699	6,356
Commissions and incentives payable	8,722	7,908
Taxes payable	2,538	2,578
Current deferred tax liability	129	123
Deferred revenue	9,770	10,890
Total current liabilities	35,017	33,008
Capital leases, excluding current portion	1,260	852
Long-term deferred tax liabilities	69	26
Other long-term liabilities	2,167	2,136
Total liabilities	38,513	36,022

Commitments and contingencies

Shareholders’ equity:
Preferred stock	—	—
Common stock	—	—
Additional paid-in capital	40,408	40,672
Retained earnings (deficit)	6,992	2,750
Accumulated other comprehensive loss	(141)	(109)
Treasury stock	(11,327)	(11,937)
Total shareholders’ equity	35,932	31,376
Total liabilities and shareholders’ equity	$74,445	$67,398

CONSOLIDATED STATEMENTS OF OPERATIONS – (UNAUDITED)
(in thousands, except per share information)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Net sales	$46,726	$46,302	$91,096	$89,265
Cost of sales	8,270	9,738	16,823	19,136
Gross profit	38,456	36,564	74,273	70,129

Operating expenses:
Commissions and incentives	18,887	19,782	36,429	36,750
Selling and administrative	8,598	8,946	17,411	16,822
Depreciation and amortization	495	421	891	807
Other operating costs	5,866	6,815	12,421	13,771
Total operating expenses	33,846	35,964	67,152	68,150

Income from operations	4,610	600	7,121	1,979
Interest income	31	35	61	36
Other income (expense), net	(452)	192	(1,384)	(144)
Income before income taxes	4,189	827	5,798	1,871

(Provision) benefits for income taxes	(1,046)	(1,519)	(1,556)	(2,335)
Net income (loss)	$3,143	$(692)	$4,242	$(464)

Earnings (loss) per share:
Basic	$1.17	$(0.26)	$1.58	$(0.17)
Diluted	$1.15	$(0.26)	$1.55	$(0.17)

Weighted-average common shares outstanding:
Basic	2,680	2,662	2,678	2,658
Diluted	2,729	2,662	2,730	2,658

Non-GAAP Financial Measures

To supplement our financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including changes in: Net Sales, Deferred Revenue, Gross Profit, and Income from Operations.  We refer to these adjusted financial measures as constant dollar items, which are non-GAAP financial measures.  We believe these measures provide investors an additional perspective on trends.  To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current year results and prior year results at a constant exchange rate, which is the prior year’s rate.  Currency impact is determined as the difference between actual growth rates and constant currency growth rates.

Three month period ended	June 30, 2015		June 30, 2014	Change
	GAAP Measure: Total $	Non-GAAP Measure: Constant $	GAAP Measure: Total $	Dollar	Percent
Net Sales	$46.7	$49.8	$46.3	$3.5	7.6%
Product	36.3	38.7	37.2	1.5	4.0%
Pack	8.9	9.6	7.3	2.3	31.5%
Other	1.5	1.5	1.8	(0.3)	(16.7)%
Gross Profit	38.5	40.9	36.6	4.3	11.7%
Income from Operations	4.6	5.1	0.6	4.5	750.0%

Six month period ended	June 30, 2015		June 30, 2014	Change
	GAAP Measure: Total $	Non-GAAP Measure: Constant $	GAAP Measure: Total $	Dollar	Percent
Net Sales	$91.1	$96.0	$89.3	$6.7	7.5%
Product	70.5	74.3	71.7	2.6	3.6%
Pack	17.8	18.8	14.0	4.8	34.3%
Other	2.8	2.9	3.6	(0.7)	(19.4)%
Gross Profit	74.3	78.2	70.1	8.1	11.6%
Income from Operations	7.1	7.7	2.0	5.7	285.0%

The approximate number of new and continuing independent associates and members who purchased our packs or products during the twelve months ended June 30 was as follows:

	2015		2014
New	102,000	44.8%	113,000	47.3%
Continuing	126,000	55.2%	126,000	52.7%
Total	228,000	100.0%	239,000	100.0%

About Mannatech

Mannatech, Incorporated, develops high-quality health, weight and fitness, and skin care products that are based on the solid foundation of nutritional science and development standards. Mannatech is dedicated to its platform of Social Entrepreneurship based on the foundation of promoting, aiding and optimizing nutrition where it is needed most around the world. Mannatech’s proprietary products are available through independent sales associates around the globe including North America (United States, Canada, and Mexico), Asia/Pacific (Australia, New Zealand, Japan, Taiwan, Singapore, the Republic of Korea, and Hong Kong), and EMEA (Austria, Denmark, Germany, Norway, Sweden, the Netherlands, the United Kingdom, Estonia, Finland, the Republic of Ireland, Czech Republic, South Africa, and the Republic of Namibia). For more information, visit Mannatech.com.

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “anticipate,” “believe,” “will,” “intend” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

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Contact Information:
Donna Giordano
Manager, Executive Office Administration
972-471-6512
ir@mannatech.com
www.mannatech.com